EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Orla Mining Ltd. Stock Option Plan of our report dated March 18, 2025, with respect to Orla Mining Ltd.’s (“Orla”) consolidated balance sheet as of December 31, 2024 and Orla’s consolidated statements of income and comprehensive income, changes in equity and cash flows for the year ended December 31, 2024, appearing in the Current Report on Form 6-K of Equinox Gold Corp. dated August 4, 2026, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chartered Professional Accountants
Vancouver, Canada

August 6, 2026